Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael F. Brigham
November 17, 2004		President and Chief Executive Officer
(207) 878-2770 Ext. 3106

IMMUCELL BUYS MAST OUT® RIGHTS FROM NUTRITION 21

PORTLAND, Maine – November 17, 2004 — ImmuCell Corporation (NASDAQ: ICCC) today announced that it has bought out certain product license obligations relating to Mast Out® and other Nisin-containing animal health products for approximately $1,000,000. The payment was made from cash on hand.

In April 2000, ImmuCell had acquired these exclusive rights through a licensing agreement with Nutrition 21, Inc. of Purchase, New York. The buyout transaction eliminates future royalty obligations on Mast Out® and related products under that agreement, which would have amounted to 3% to 5% of sales with annual minimums. The buyout also removes the Company’s obligation to pay Nutrition 21 $150,000 upon FDA approval of Mast Out® and $50,000 upon each of the first three regulatory approvals outside of the United States.

Mast Out®, a Nisin-based treatment for mastitis in lactating dairy cows, would require regulatory approval before any sales can be made. In January 2004, the Company announced statistically significant cure rates in an experimental field trial of Mast Out® involving 139 cows. The product’s safety profile offers the potential for regulatory approval to treat mastitis without having to discard the cow’s milk, a disadvantage of currently approved antibiotic treatments. Nisin is the same natural antibacterial peptide that is the active ingredient in the Company’s Wipe Out® Dairy Wipes, which are pre-moistened towelettes used to prepare the teat area of a cow in advance of milking.

“The application of our Nisin technology to Mast Out® is the principal focus of our research and development efforts,” commented Michael F. Brigham, president and CEO. “Given our commitment to the potential of this technology, we believe it is in our shareholders’ best interests that we own these rights perpetually without encumbrances to outside parties.”

As part of the same transaction, ImmuCell obtained approximately $35,000 worth of Nisin inventory; revised the royalty period on Nisin-containing skin and environmental sanitizers (licensed under a December 1999 agreement with Nutrition 21); and reduced the royalty rate on these sanitizers from 10% of sales to 3% to 5%. These amendments do not materially affect the Company’s prior right to develop and market Nisin-based teat dip products outside of North America, Mexico and Puerto Rico (licensed under a February 2002 agreement with Nutrition 21). Those products continue to be subject to future royalties equal to 3% to 5% of sales over a five-year period beginning upon product launch in each relevant country.

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ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industries. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.immucell.com.

Forward-Looking Statement Disclaimer

The foregoing press release contains “forward-looking statements” such as the potential for receipt of future regulatory approvals and for achieving sales results and the intended future focus of ImmuCell’s research and development efforts. These statements involve numerous risks and uncertainties, including without limitation those relating to difficulties or delays in developing, testing, producing and marketing of our products; competition within our anticipated product markets; uncertainties associated with regulation of animal health products in the United States and abroad; and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Forward-looking statements in this press release are based on our current expectations. Actual results may differ materially due to various factors, including those risks and uncertainties referred to above.

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